EXHIBIT 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of February 28, 2020, PRGX Global, Inc. (the “Company”) has one (1) class of securities, common stock, no par value per share, registered under Section 12 of the Securities Exchange Act of 1934, as amended.
DESCRIPTION OF COMMON STOCK
The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation, as amended and corrected (the “Articles of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the Georgia Business Corporation Code (the “GBCC”) for additional information.
Authorized Shares of Capital Stock
Our authorized capital stock consists of 50,000,000 shares of common stock, no par value per share, and 1,000,000 shares of preferred stock, no par value per share.
Voting Rights; Preemptive Rights
Holders of our common stock are entitled to one (1) vote per share with respect to each matter submitted to a vote of our shareholders, subject to voting rights that may be established for shares of our preferred stock, if any. Except as may be provided in connection with our preferred stock or as otherwise may be required by law or the Articles of Incorporation, our common stock is the only class of capital stock entitled to vote in the election of directors. Our common stock does not have cumulative voting rights.
The shares of our common stock are fully paid and nonassessable. Our common stock does not have any preemptive, subscription or conversion rights. We may issue additional shares of our authorized but unissued common stock as approved by our board of directors from time to time, without shareholder approval, except as may be required by law or applicable stock exchange requirements.
Dividends
Subject to the rights of holders of our preferred stock, if any, holders of our common stock are entitled to receive dividends and distributions lawfully declared by our board of directors.
Liquidation Rights
If we liquidate, dissolve, or wind up our business, whether voluntarily or involuntarily, holders of our common stock will be entitled to receive any assets available for distribution to our shareholders after we have paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series of preferred stock.
Certain Anti-Takeover Provisions
Certain provisions of the Articles of Incorporation, the Bylaws and the GBCC could make it more difficult to consummate an acquisition of control of the Company by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by the Company’s board of directors, regardless of whether the Company’s shareholders support the transaction. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation, the Bylaws and the GBCC.

Corporate Takeover Provisions
The Bylaws make applicable certain corporate takeover provisions authorized by the GBCC relating to business combinations with interested shareholders (the “corporate takeover provisions”). The corporate takeover provisions are designed to encourage any person, before acquiring ten percent (10%) of our voting shares, to negotiate with and seek approval of our board of directors for the terms of any contemplated business combination. The corporate takeover provisions will prevent for five (5) years certain business combinations with an “interested shareholder” (as defined in the corporate takeover provisions) unless:

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prior to the time such shareholder became an interested shareholder, the board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

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in the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least ninety percent (90%) of the outstanding voting shares of the Company excluding, however, shares owned by our officers, directors, affiliates, subsidiaries and certain employee stock plans, or

•
subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in the interested shareholder becoming the owner of at least ninety percent (90%) of our outstanding voting shares and the business combination being approved by the holders of a majority of our voting shares, excluding from the vote the stock owned by the interested shareholder or by our officers, directors, affiliates, subsidiaries and certain employee stock plans.

The corporate takeover provisions may be repealed only by the affirmative vote of:

•	two-thirds (2/3) of all directors who are unaffiliated with an interested shareholder; and

•	a majority of all outstanding shares, excluding those held by affiliates of an interested shareholder.
Shareholders who became interested shareholders prior to the time of the adoption of the corporate takeover provisions are not subject to such provisions.
Classified Board of Directors
Our board of directors is divided into three (3) classes of directors serving staggered terms of three (3) years each. As a result, it will be more difficult to change the composition of our board of directors, which may discourage or make more difficult an attempt by a person or group of persons to obtain control.
Transactions with Interested Shareholders
The Bylaws provide that we will be subject to the fair price provisions of the GBCC (the “fair price provisions”). The fair price provisions require that certain business combinations between the Company and shareholders who beneficially own ten percent (10%) or more of our outstanding stock must satisfy certain conditions unless the business combination is:

•	unanimously approved by members of the board of directors who are not affiliated with the interested shareholder, or

•	recommended by two-thirds (2/3) of such unaffiliated directors and approved by a majority of outstanding shares, excluding those held by affiliates of the interested shareholder.

Special Meeting Call Restrictions
Special meetings of the shareholders may only be called by the Chairman of the board of directors, the President, a majority of the board of directors or upon the written demand of the holders of thirty-five percent (35%) of the outstanding shares of common stock entitled to vote at any such meeting, provided that we have more than one hundred (100) shareholders. If we have one hundred (100) or fewer shareholders, twenty-five percent (25%) of the holders of the outstanding shares of common stock entitled to vote at a meeting may submit written demand for such meeting. This provision may make it more difficult for shareholders to require us to call a special meeting of shareholders to consider any proposed corporate action, including any sale of the Company, which may be favored by the shareholders.
Limitation of Liability; Indemnification
The Articles of Incorporation contain certain provisions permitted under the GBCC relating to the liability of directors. These provisions eliminate a director’s personal liability to the Company and its shareholders for monetary damages for any action taken, or any failure to take any action, except liability for:

•	any appropriation, in violation of his or her duties, of any business opportunity of the Company;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	the types of liability specified in Section 14-2-832 of the GBCC; and

•	any transaction from which the director derives an improper personal benefit.
These provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or the Company from bringing a lawsuit against the Company’s directors. However, these provisions do not limit or eliminate the Company’s rights or those of any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. Also, these provisions will not alter a director’s liability under federal securities laws.
The Bylaws also provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Georgia law, and the Bylaws provide that the Company shall advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by Georgia law, subject to very limited exceptions. These rights are deemed to have fully vested at the time the indemnitee assumes his or her position with the Company and will continue as to an indemnitee who has ceased to be a director or officer and will inure to the benefit of the indemnitee’s heirs, executors and administrators.

Listing
Our common stock is listed on The Nasdaq Global Select Market under the trading symbol “PRGX”.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038 (1-800-937-5449; 1-718-921-8124; info@amstock.com).